Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form F-1 of our report dated March 23, 2026, with respect to our audits of the consolidated financial statements of GLGHK Limited and its subsidiary as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

KD & Co.

/s/ KD & Co.
Hong Kong, China
August 31, 2026